Exhibit 10.4

CORNELL COMPANIES DEFERRED COMPENSATION PLAN

Cornell Companies, Inc., a Delaware corporation originally adopted, for the benefit of its eligible employees, the Cornell Correction Deferred Compensation Plan, effective June 1, 1999, which was subsequently amended and restated effective as of November 30, 2001, as the Cornell Companies Deferred Compensation Plan (the “Plan”).  The Plan is now amended and restated effective January 1, 2005, to ensure written compliance with Code Section 409A.

The Plan is a nonqualified deferred compensation plan pursuant to which certain eligible Employees of the Company (as hereinafter defined) and non-Employee members of the Board of Directors may elect to defer compensation.  The Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3), and 401(a)(l) of ERISA.  The Plan is unfunded for tax purposes and for purposes of Title I of ERISA.  The Participants have the status of general unsecured creditors of the Company and the Plan constitutes a mere promise by the Company to make benefit payments in the future.

ARTICLE I

DEFINITIONS

Whenever the following terms are used in the Plan with the first letter capitalized, they shall have the meaning specified below, unless the context clearly indicates to the contrary.

“Accounting Date” shall mean the end of each day that the New York Stock Exchange is open and conducting business.

“Administrator” shall mean the Company, acting through the Chief Administrative Officer of the Company.  The Administrator shall have all the duties and responsibilities imposed by ERISA, except as specifically assigned, delegated to or reserved to the Board of Directors under the Plan.

“Affiliate” shall mean any employer which, at the time of reference, was, with the Company, a member of a controlled group of corporations or trades or businesses under common control, or a member of an affiliated service group, as determined under regulations issued by the Secretary of the Treasury or his delegate under Code Sections 414(b), 414(c), 414(m), and 415(h) and any other entity required to be aggregated with the Company pursuant to regulations issued under Code Section 414(o).

“Beneficiary” shall mean the person or persons, as designated by the Participant, on whose behalf benefits may be payable under the Plan after the Participant’s death.

“Board of Directors” shall mean the Board of Directors of the Cornell Companies, Inc.  The Board of Directors may delegate any powers or duties to the Administrator or any other person or persons.

“Change in Control” shall be deemed to have occurred on the earliest of the following dates:

(a)           the date Cornell merges or consolidates with any other entity, and the stockholders of Cornell do not own, directly or indirectly, at least 50% of the voting capital stock of the surviving entity;

(b)           the date Cornell sells all or substantially all of its assets to any other person or entity; provided that the sale or other transfer of the Company’s facilities to a real estate investment trust, in a sale-leaseback transaction, or any similar transaction shall not be considered a sale of all or substantially all of Cornell’s assets;

(c)           the date Cornell is dissolved;

(d)           the date any third person or entity together with its affiliates become, directly or indirectly, the beneficial owner of 51% of the Voting Stock of Cornell; or

(e)           the date the individuals who constitute the members of the Board of Directors (“Incumbent Board”) as of the effective date of this Plan cease for any reason to constitute at least a majority thereof, provided that for purposes of this clause (e) any person becoming a director whose election or nomination for election by Cornell’s stockholders was approved by a vote of at least eighty percent (80%) of the directors comprising the Incumbent Board (either by the specific vote or approval of the proxy statement of Cornell in which such person is named as a nominee for director, without objection by such person to such a nomination) shall be, for purposes of this clause (e), considered as though such person was a member of the Incumbent Board.

Notwithstanding the foregoing, for purposes of a distribution from the Plan, including upon termination of the Plan, the term “Change of Control” means a “change in the ownership of a corporation,” “change in the effective control of a corporation,” or a “change in the ownership of a substantial portion of a corporation’s assets” of the Company as described in Code Section 409A and the regulations thereunder.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Company” shall mean Cornell and any Affiliate that subsequently adopts the Plan as a whole or as to any one or more divisions, in accordance with Section 12.3(b), and any successor company which continues the Plan under Section 12.3(a), acting in each case through its Board of Directors.

“Company Contributions” shall mean any contributions made by the Company pursuant to Section 5.1 of the Plan.

“Company Contribution Account” of a Participant shall mean the bookkeeping account established on behalf of the Participant in accordance with Section 2.2 on the Plan.

“Compensation” of a Participant for any Plan Year shall mean his total taxable remuneration received from the Company in that Plan Year for services rendered as an Employee or a non-Employee member of the Board of Directors (whether such remuneration received by the non-Employee member of the Board of Directors is in the form of cash, stock or other property), including deferred compensation under the Plan and amounts not includable in gross income by reason of Code Sections 125 (cafeteria plans); 402(a) (401(k) plans); 402(h); or 403(b), but exclusive of:

(a)           Company contributions to a deferred compensation plan (to the extent includable in the Participant’s gross income solely by reason of Code Section 415) and any distribution from a deferred compensation plan (other than a nonqualified plan);

(b)           amounts realized from the exercise of a nonqualified stock option or taxable by reason of restricted property becoming freely tradable or free of a substantial risk of forfeiture, as described in Code Section 83;

(c)           amounts realized from the sale, exchange or other disposition of stock acquired under a under a qualified stock option;

(d)           other amounts which receive special tax benefits such as Company contributions toward the purchase of an annuity contract described in Code Section 403(b) (whether or not excludable from the Participant s gross income);

(e)           all reimbursements or other expense allowances, fringe benefits (cash and non-cash), moving expenses, deferred compensation, and welfare benefits (including severance benefits), even if includable in gross income.

“Cornell” shall mean Cornell Companies, Inc., a Delaware corporation.

“Deferral Period” shall have the meaning ascribed to it in Section 4.3 of the Plan.

“Disability” shall mean a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s employer.

“Employee” shall mean any person who renders services to a Company in the status of an employee as that term is defined in Code Section 3121(d), including officers but not including:

(a)           attorneys, accountants, and other persons doing independent work for the Company where the relationship of employer and employee does not exist between said person and the Company; and

(b)           leased employees treated as Employees of the Company pursuant to Code Sections 414(n) and 414(o).

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Investment Options” shall be any mutual fund made available from time to time by the Company and the common stock of Cornell.  The Company may add additional Investment Options or delete same by written notice to the Trustee.

“Non-Employee Director” shall be any member of the Board of Directors who is not also an Employee.

“Nonqualified Deferred Compensation” of a Participant shall mean the amounts deferred by such Participant under Section 4.1 of the Plan.

“Nonqualified Deferred Compensation Account” of a Participant shall mean the bookkeeping account established on behalf of the Participant in accordance with Section 2.1 of the Plan.

“Participant” shall mean any person included in the Plan as provided in Article III of the Plan.

“Plan” shall mean this Cornell Companies Deferred Compensation Plan.

“Plan Quarter” shall mean the three-month periods ending on March 31, June 30, September 30, and December 31 of each Plan Year.

“Plan Year” shall mean the twelve-month period commencing on January 1 and ending on December 31 (except that the first Plan Year shall begin on the effective date of the Plan and end on December 31, 2001).

“Qualified Accounts” of a Participant shall mean his accounts in the Qualified Plan.

“Qualified Plan” shall mean the Cornell Companies 401(k) Plan or, if applicable, the equivalent qualified plan of the Company, as may be amended hereafter from time to time, or any successor plan thereto.

“Securities Act” Shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Separation from Service” shall mean a Participant’s complete separation from service with the Company and its Affiliates.  The determination of whether a Participant incurs a Separation from Service will be determined in accordance with Code Section 409A and the regulations thereunder.

“Specified Employee” shall mean an Employee who is key employee as defined in Code Section 416(i)(1)(A).

“Trust Agreement” shall mean the Cornell Companies Nonqualified Trust, a “Rabbi Trust,” created in connection with the execution of this Plan, as set forth in Exhibit A hereto, as amended.

“Trust Fund” shall mean the trust fund established pursuant to the terms of the Trust Agreement.

“Trustee” shall mean the corporate trustee or trustees or the individual trustee or trustees, as the case may be, appointed from time to time pursuant to the provisions of the Trust Agreement to administer the Trust Fund.

“Unforeseeable Emergency” shall mean a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in section 152(a)) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. The circumstances that will constitute an Unforeseeable Emergency will depend upon the facts of each case, but, in any case, payment under this Section shall not be made to the extent that such emergency is or may be relieved: (i) through reimbursement or compensation by insurance; (ii) by liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause a severe financial hardship; or (iii) by cessation of deferrals under this Plan and any other plan in which the Participant participates.  Such foreseeable needs for funds as the need to send a Participant’s child to college or the desire to purchase a home will not be considered to be an Unforeseeable Emergency.  A financial need shall not constitute an Unforeseeable Emergency unless it is for at least $1,000.00 (or the entire principal amount of the Participant s Nonqualified Deferred Compensation Account, if less).

“Voting Stock” shall mean all of the outstanding shares of capital stock of Cornell entitled to vote generally in elections for directors, considered as one class; provided, however, that if Cornell has shares of Voting Stock entitled to more or less than one vote for any such share, each reference to a proportion of shares of Voting Stock shall be deemed to refer to such proportion of the votes entitled to be cast by such shares.

ARTICLE II

NONQUALIFIED ACCOUNTS

Section 2.1            Nonqualified Deferred Compensation Account.  The Administrator shall establish and maintain (or cause to be established and maintained) a bookkeeping account for each Participant, known as a Nonqualified Deferred Compensation Account to which shall be credited the amounts determined under Section 4.1 of the Plan and credited or debited the amounts determined under Article VI of the Plan.

Section 2.2            Company Contribution Account.  The Administrator shall establish and maintain (or cause to be established and maintained) a bookkeeping account for each Participant, known as a Company Contribution Account to which shall be credited the amounts determined under Section 5.1 of the Plan and credited or debited the amounts determined under Article VI of the Plan.

Section 2.3            Assignments, etc., Prohibited.  No part of the Nonqualified Deferred Compensation Account or the Company Contribution Account of a Participant shall be liable for the debts, contracts, or engagements of any Participant, his Beneficiaries or successors in interest, or be taken in execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor shall any such person have any rights to alienate, anticipate, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever, except to designate a Beneficiary as provided herein.

ARTICLE III

ELIGIBILITY

Section 3.1            Requirements for Participation.  Any Employee who qualifies for the definition of “highly compensated” employee according to Code Section 414(q) and who is selected by the Administrator shall be eligible to be a Participant for the Plan Year on such date.  Such employees shall be (i) officers and executives of the Company; or (ii) in management positions which report directly to a Company President or Corporate Officer; or (iii) marketing managers with responsibility for the acquisition of new business; or (iv) program managers and other P&L managers who have overall performance responsibilities for significant contracts; or (v) other key employees of the Company who have a job assignment with significant impact on profits, operating effectiveness, and overall success of the Company.

Any Non-Employee Director shall be eligible to be a Participant upon his initial election to the Board of Directors.

Section 3.2            Deferral Election Form.  Participants who elect to defer their Compensation pursuant to this Plan shall submit a form (the “Deferral Election Form”) to the Administrator, which shall contain the following:

(a)           the consent of the Participant that he, his successors in interest and assigns, and all persons claiming under him shall be bound, to the extent authorized by law, by the statements contained therein and by the provisions of the Plan;

(b)           the amount of Compensation to be deferred and his authorization for the Company to reduce his Compensation accordingly;

(c)           the date on which the Participant wishes to receive the deferred amounts, pursuant to Section 4.3

(d)           the form in which he wishes to receive same; and

(e)           such other information as may be required by the Administrator.

Notwithstanding the foregoing, in the case of any Nonqualified Deferred Compensation or Company Contribution that is performance-based and based on services performed over a period of at least 12 months, an initial deferral election may be made during the election period established by the Administrator which may occur prior to or after the beginning of any Plan Year, provided, that such election must be made no later than six months before the end of the performance period.

In the event a Participant fails to make a time of payment election under Section 4.3 with respect to any amounts deferred under the Plan, such amounts shall be distributed upon the earlier of the Participant’s death, Disability or Separation from Service and such distribution shall be made in the form of a lump sum payment.

Once an election has been made it becomes irrevocable for a Plan Year on the December 31 immediately preceding such Plan Year, except that a Participant may change the election of the time and form of payment he previously elected under Sections 4.3 and 8.1; provided that all changes of election of a Participant’s time or form of payment shall be effective only if the election change is received by the Administrator in proper form 12 months prior to the event which would require a distribution under the Plan, such election change does not provide for a payment or commencement of payment that is earlier than five (5) years after the date on which such payment would otherwise have been made, and during the 12-month period prior to the effective date of such election change, the last effective election made by the Participant shall continue to remain in force; provided further, that with respect to amounts deferred and vested on or before December 31, 2004, all changes of election of a Participant’s time or form of payment with respect to such amounts shall be effective only if the election change is received by the Committee or its designee in proper form during the 30-day period ending 12 months prior to the event which would require a distribution under the Plan.

The election to participate in the Plan for a given Plan Year will be effective only upon receipt by the Administrator of the Participant’s properly executed election on such form or in accordance with such procedures as will be determined by the Administrator from time to time.  If the Participant does not elect to defer amounts under the Plan, the Participant will be deemed to have elected not to defer any part of his Compensation for that Plan Year and such Compensation will be paid to the Participant in cash in accordance with the normal payroll practices of the Company then in place.

ARTICLE IV

PARTICIPANT DEFERRALS

Section 4.1            Deferral Eligibility.  Each Participant may elect to defer to his Nonqualified Deferred Compensation Account for any Plan Year an amount that is any whole number percentage (not greater than 75% of his base compensation or 75% of his incentive compensation) of his Compensation.  Non-Employee Directors may defer up to 100% of their compensation.

Such election shall be made by submission of the Deferral Election Form to the Administrator prior to the beginning of any Plan Year or calendar year, if applicable, or, in the case of a newly eligible Participant, within 30 days of notification that he is eligible to participate in the Plan.  The election shall remain in effect for each Plan Year during which an Employee or Non-Employee Director is a Participant or until earlier discontinued pursuant to Section 4.2 below.

Section 4.2            Discontinuance of Deferral.  A Participant may elect, upon 30 days prior written notice, to discontinue deferral of his Compensation for the first Plan Year that commences after receipt of such notice.

Section 4.3            Deferral Period.  Participants may elect to defer Compensation for any period in excess of one Plan Year (a “Deferral Period”), provided, however, that a Participant may designate only one Deferral Period.  The Deferral Period shall be the same with respect to any Company Contributions.  The Deferral Period may be specified as ending on:

(a)           a date certain; or

(b)           the date of the Participant’s Separation from Service with the Company.

If a Participant elects a Deferral Period to a date certain, the Deferral Period shall end upon the Participant’s death, Disability, or Separation from Service, if earlier.

In each event, the Participant shall begin receiving payments in the manner provided herein.

Except as provided in Section 10.2 of the Plan, if payment is made on account of a Separation from Service to a Participant who is also a Specified Employee, such payment may not be made before the date which is six months after the date of such Separation from Service (or, if earlier, the Participant’s date of death).

ARTICLE V

COMPANY CONTRIBUTIONS

Section 5.1            Company Contributions.  The Company, in its sole discretion, may make contributions to the Plan on behalf of each Participant.

Section 5.2            Deferral Period.  The Participant’s Company Contribution Account shall be paid to the Participant in accordance with the election made by the Participant pursuant to Section 8.1.

ARTICLE VI

INVESTMENT OPTIONS;

VALUATION OF NONQUALIFIED ACCOUNT

Section 6.1            Investment Credits and Debits.

(a)           Compensation deferred by a Participant shall be credited to the Participant’s Nonqualified Deferred Compensation Account within ten (10) calendar days next following the deduction from his Compensation and deposited in the Trust Fund and shall be allocated among the Investment Options as directed by the Company, or the Participant if so authorized, from time to time.

(b)           Any Company Contributions shall be credited to the Participant’s Company Contribution Account on the next following Accounting Date after the Company Contribution is deposited in the Trust Fund and shall be allocated among the Investment Options as directed by the Company, or the Participant if so authorized, from time to time.

(c)           Each Participant’s Nonqualified Deferred Compensation Account and Company Contribution Account shall be valued as of each Accounting Date following the effective date of the Plan, based upon the fair market value of the assets of each Nonqualified Deferred Compensation Account and Company Contribution Account, as determined by the Trustee.  In determining such fair market value, each Nonqualified Deferred Compensation Account and Company Contribution Account shall include adjustments regarding all dividends, interest income, other investment income and expenses, investment management fees and expenses, administrative fees and expenses, applicable taxes, and authorized withdrawals.

ARTICLE VII

VESTING OF ACCOUNTS

Section 7.1            Vesting of Nonqualified Deferred Compensation Account.  Each Participant’s interest in his Nonqualified Deferred Compensation Account shall be vested at all times.

Section 7.2            Vesting of Company Contribution Account.  Each Participant’s interest in his Company Contribution Account shall be vested at all times.

ARTICLE VIII

BENEFITS

Section 8.1            Manner and Time of Distributions.  A Participant may elect to receive the amounts credited to his Nonqualified Deferred Compensation Account and to his Company Contribution Account either in a lump sum or in five or ten-year annual installment payments, in any case subject to applicable tax withholding.  Such lump sum payment shall be made, and the installment payments shall begin, not later than the date, which is fifteen (15) days after the first day of the Plan Year following the Deferral Period.  In the event of five- or ten-year installment payments, each annual payment to be made will be equal to an amount determined by dividing the total number of payments remaining to be made into the total amount of funds then available in such Participant’s Nonqualified Deferred Compensation Account and Company Contribution Account.

Section 8.2            Distribution in Common Stock of Cornell.  A Participant or his Beneficiary shall receive that portion of his Nonqualified Deferred Compensation Account and his Company Contribution Account which is credited with Cornell common stock in the form of common stock of Cornell, unless such Participant (or Beneficiary) has filed a timely election with the Administrator (which the Administrator in its sole discretion has accepted) to receive the cash proceeds of such Investment Option.

Section 8.3            Effect of Failure to Locate Distributee.  If the person to whom benefits are payable hereunder has not been ascertained or located within one (1) year after expiration of the Deferral Period, the amount of his Nonqualified Deferred Compensation Account and his Company Contribution Account shall be forfeited and such amounts shall be removed from such account and returned to the Company.

Section 8.4            Distribution Withholding.  Any tax withholding required with respect to any Plan distributions may be made (i) from the mutual fund portion of the Participant’s

Investment Options, (ii) by the Participant remitting directly to the Company the appropriate amount of withholding, (iii) from the portion of the Participant’s Investment Options credited with Cornell common stock (subject to applicable securities law requirements), or (iv) through any combination of the foregoing, as determined by the Administrator.

ARTICLE IX

BENEFITS UPON DEATH

Section 9.1            Distribution on Death.

(a)           Upon the death of a Participant or former Participant, prior to his Separation from Service, the amount credited to his Nonqualified Deferred Compensation Account and his Company Contribution Account as of the Accounting Date prior to his date of death, less any amounts required to be withheld by law, shall be paid in a lump sum to the former Participant’s Beneficiaries.

(b)           Upon the death of a Participant or former Participant, subsequent to his Separation from Service, the amount credited to his Nonqualified Deferred Compensation Account and his Company Contribution Account as of the Accounting Date prior to his date of death, less any amounts required to be withheld by law, shall be paid in a lump sum to the former Participant’s Beneficiaries.

(c)           Such lump sum payment shall be made not later than thirty (30) calendar days after the end of the calendar quarter in which the Participant’s or former Participant’s death occurs.

ARTICLE X

OTHER DISTRIBUTIONS FROM NONQUALIFIED

DEFERRED COMPENSATION ACCOUNT

Section 10.1         Unforeseeable Emergency Distributions from Nonqualified Deferred Compensation Account.  A Participant may apply for a distribution from his Nonqualified Deferred Compensation Account and his Company Contribution Account on account of an Unforeseeable Emergency, and subject to applicable tax withholding, and subject to the following requirements:

(a)           The Participant’s Unforeseeable Emergency distribution shall not exceed the lesser of (i) the amount that is necessary to satisfy the Unforeseeable Emergency, or (ii) the amount credited to the Participant’s Nonqualified Deferred Compensation Account.

(b)           The decision of the Administrator regarding the existence or nonexistence of an Unforeseeable Emergency of a Participant shall be final and binding.

(c)           The Participant has not received an Unforeseeable Emergency distribution within the 12-month period preceding the distribution.

(d)           The Administrator shall have the authority to require a Participant to provide such proof as it deems necessary to establish the existence and significant nature of the Participant’s hardship, including, but not limited to the lack of existing insurance or other assets that may be liquidated without incurring additional financial hardship, or the absence of an opportunity to terminate other deferral elections.

Section 10.2         Distribution Upon Disability.  Upon a Participant’s Separation from Service due to a Disability, he shall receive all amounts from his Nonqualified Deferred Compensation Account and his Company Contribution Account, payable in a lump sum.  The lump sum payment, less any amount required to be withheld by law, shall be paid not later than thirty (30) calendar days after the Participant’s Separation from Service due to a Disability, or, if later, as soon as administratively practicable following such date.

Section 10.3         Tax Neutral Payments.  In the event any Plan payment shall trigger the imposition of any excise tax, penalty or interest under Code Section 280G, 4999 or any other similar provision, the Company shall pay to such Participant additional amounts hereunder so as to cause the Participant to be tax neutral with respect to the imposition of such excise tax, penalty or interest.

Section 10.4         Change in Control.  In the event of a Change in Control, the amounts credited to a Participant’s Nonqualified Deferred Compensation Account and to his Company Contribution Account shall be paid to him in a lump sum.  In the event less than all of the total amount credited to a former Participant’s Nonqualified Deferred Compensation Account and to his Company Contribution Account has not been distributed as of a Change in Control, the balance shall be paid to the former Participant or his Beneficiary in a lump sum.  The lump sum payment, less any amount required to be withheld by law, shall be paid not later than thirty (30) calendar days after the date of a Change in Control.

Section 10.5         Distributions in the Event of Taxation.  Should any amounts contained in a Participant’s Nonqualified Deferred Compensation Account or his Company Contribution Account become subject to taxation by the Internal Revenue Service of the U.S. Government prior to the actual receipt thereof by the Participant, or his Beneficiary, then such amounts as necessary to pay any applicable taxes, including any taxes on such amounts, shall become immediately payable thereto in a lump sum distribution.  Such distribution shall be subject to all withholding required by law.

ARTICLE XI

ADMINISTRATIVE PROVISIONS

Section 11.1         Administrator’s Duties and Powers.

(a)           The Administrator shall conduct the general administration of the Plan in accordance with the Plan and shall have all the necessary power and authority to carry out that function.  Among its necessary powers and duties, are the following:

(i)            to delegate all or part of its function as Administrator to others and revoke any such delegation;

(ii)           to determine questions of eligibility of Participants and their entitlement to benefits;

(iii)          to select and engage attorneys, accountants, actuaries, trustees, appraisers, brokers, consultants, administrators, physicians, or other persons to render service or advice with regard to any responsibility the Administrator or the Company has under the Plan, or otherwise, to designate such persons to carry out responsibilities, and (with the Company and its officers, trustees, and Employees) to rely upon the advice, opinions or valuations of any such persons, to the extent permitted by law, being fully protected in acting or relying thereon in good faith;

(iv)          to interpret the Plan for purpose of the administration and application of the Plan, in a manner not inconsistent with the Plan or applicable law and to amend or revoke any such interpretation; and

(v)           to adopt rules of the Plan that are not inconsistent with the Plan or applicable law and to amend or revoke any such rules.

(b)           Every finding, decision, and determination made by the Administrator shall, to the full extent permitted by law, be final and binding upon all parties.

Section 11.2         Limitation Upon Powers.  The Plan shall be uniformly and consistently administered, interpreted, and applied with regard to all Participants in similar circumstances.

Section 11.3         Indemnification by the Company: Liability Insurance.

(a)           The Company shall pay or reimburse the Administrator for all expenses incurred thereby and shall indemnify and hold it harmless from, all claims, liabilities, and costs (including reasonable attorneys’ fees) arising out of the good faith performance of its Plan functions.  This indemnification shall survive the termination of the Plan and the distribution of all Trust Funds.

(b)           The Company shall obtain and provide for any such person, at the Company’s expense, liability insurance against liabilities imposed on him by law.

Section 11.4         Recordkeeping.

(a)           The Administrator shall maintain, or cause to be maintained, suitable records as follows:

(i)            records of each Participant’s Nonqualified Deferred Compensation Account which shall show, among other things, deferrals and the gains and losses within such account; and

(ii)           records of its deliberations and decisions.

(b)           The Administrator may appoint a secretary to keep records of proceedings, to transmit its decisions, instructions, consents, or directions to any interested party, and to execute and file, on behalf of the Administrator, such documents, reports, or other matters as may be necessary or appropriate under ERISA and to perform other ministerial acts.

(c)           The Administrator shall not be required to maintain any records or accounts, which duplicate any records or accounts maintained by the Company.

Section 11.5         Statement to Participants.  Within sixty day 60) days after the last day of each Plan Quarter, the Administrator shall furnish (or cause to be furnished) to each Participant a statement setting forth the value of his Nonqualified Deferred Compensation Account and Company Contribution Account and such other information as the Administrator shall deem appropriate.

Section 11.6         Inspection of Records.  Copies of the Plan and records of a Participant’s Nonqualified Deferred Compensation Account and Company Contribution Account shall be open to inspection by him or his duly authorized representatives at the office of the Company at any reasonable business hour.

Section 11.7         Service in More than One Capacity.  Any person or group of persons may serve in more than one capacity with respect to the Plan.

Section 11.8         Accounting for Distributions.  Records for each Nonqualified Deferred Compensation Account and Company Contribution Account shall be maintained by the Trustee.

Section 11.9         ERISA Claims Procedures.  Any claims for benefits or any other claims or disputes hereunder shall be brought in accordance with the claims procedures set out in the Company’s 401(k) Plan.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.1         Termination or Amendment of the Plan.

(a)           Cornell shall have the right at any time to declare the Plan terminated completely as to the Company or as to any division, facility, or other operational unit thereof, and may amend same from time to time; provided that no termination or amendment shall reduce or terminate any benefit to or in respect of any Participant; further provided, that no amendment of the Plan shall apply to amounts deferred and vested on or before December 31, 2004, unless the instrument explicitly states that the amendment shall apply to such amounts.

(b)           In the event of any such termination, the Administrator shall continue to maintain the Participant’s Nonqualified Deferred Compensation Account and Company Contribution Account and payment from, and vesting under, such Nonqualified Deferred Compensation Account and Company Contribution Account shall be made in accordance with the Plan.

(c)           Notwithstanding the foregoing, the Board of Directors may terminate the Plan as permitted under Code Section 409A, and distribute the value of the Participants’ Accounts to Participants in the manner and at the time determined by the Administrator, in its sole discretion, as permitted by Code Section 409A.

Section 12.2         Limitation of Rights.  Nothing contained in the Plan shall give any Participant the right to be retained in the service of the Company or to interfere with or restrict the right of the Company, which is hereby expressly reserved, to discharge or retire any Participant, except as provided by law, at any time without notice and with or without cause.  Inclusion under the Plan will not give any Participant any right or claim to any benefit hereunder except to the extent such right has specifically become fixed under the terms of this Plan.

Section 12.3         Consolidation or Merger: Adoption of Plan by Other Companies.

(a)           There shall be no merger, consolidation with, transfer, or sale of the assets or liabilities of the Plan to any other plan unless each Participant in this Plan would have, following such event, accounts which are equal to or greater than his corresponding Nonqualified Deferred Compensation Account and Company Contribution Account had the Plan been terminated immediately before such merger, consolidation, transfer, or sale.

(b)           An Affiliate may, with the approval of the Company, adopt the Plan as a whole company or as to any one or more divisions by resolution of its own board of directors.  Such Affiliate shall give written notice of such adoption to the Administrator.

Section 12.4         Payment on Behalf of Minor, etc.  In the event any amount becomes payable under the Plan to a minor or a person who, in the sole judgment of the Administrator is considered by reason of physical or mental condition to be unable to give a valid receipt therefor, the Administrator may direct that such payment be made to any person found by the Administrator in its sole judgment, to have assumed the care of such minor or other person.  Any payment made pursuant to such determination shall constitute a full release and discharge of the Company, the Administrator, and their officers, directors, and employees.

Section 12.5         Governing Law.  This Plan shall be construed, administered, and governed in all respects under the laws of the State of Texas, and venue for any dispute shall be Harris County, Texas.

Section 12.6         The masculine pronoun shall include the feminine pronoun, and the singular the plural where the context so indicates.

Section 12.7         Titles.  Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Plan.

Section 12.8         References.  Unless the context clearly indicates to the contrary, a reference to a statute, regulation or document shall be construed as referring to any subsequently enacted, adopted or executed statute, regulation or document.

Section 12.9         No Tax Guarantee.  Neither this Plan, nor any representations made in connection with it, shall be construed to be assurance or guarantee of a deferral of income for income tax purposes of any amount to be paid pursuant to this Plan.

Section 12.10       Plan Payment/Release.  All payments made pursuant to this Plan shall constitute a full release and discharge of the Company, the Administrator, and their officers, directors, and employees under this Plan.

Section 12.11       Source of Payments.  All payments made pursuant to this Plan shall be made, at the sole discretion of Cornell, from assets accumulated under the Trust Fund, from other assets of the Company, or from any combination of the two.

Section 12.12       Section 409A.  The Plan is intended to be a nonqualified deferred compensation arrangement and is not intended to meet the requirements of Code Section 401(a).  The Plan is intended to meet the requirements of Code Section 409A and may be administered in a manner that is intended to meet those requirements and shall be construed and interpreted in accordance with such intent.  To the extent that a deferral, accrual, vesting or payment of an amount under the Plan is subject to Code Section 409A, except as the Administrator otherwise determines in writing, the amount will be deferred, accrued, vested or paid in a manner that will meet the requirements of Code Section 409A, including regulations or other guidance issued with respect thereto, such that the deferral, accrual, vesting or payment shall not be subject to the excise tax applicable under Code Section 409A.  Any provision of the Plan that would cause the deferral, accrual, vesting or payment of an amount under the Plan to fail to satisfy Code Section 409A shall be amended (in a manner that as closely as practicable achieves the original intent of the Plan) to comply with Code Section 409A on a timely basis, which may be made on a retroactive basis, in accordance with regulations and other guidance issued under Code Section 409A.  In the event additional regulations or other guidance is issued under Code Section 409A or a court of competent jurisdiction provides additional authority concerning the application of Code Section 409A with respect to the distributions under the Plan, then the provisions of the Plan regarding distributions shall be automatically amended to permit such distributions to be made at the earliest time permitted under such additional regulations, guidance or authority that is practicable and achieves the intent of the Plan prior to its amendment to comply with Code Section 409A.

Section 12.13       Amendment and Restatement of the Plan.  The amendment and restatement of the Plan effective as of January 1, 2005, shall apply only to amounts deferred and vested on or after January 1, 2005.  The provisions of the Plan prior to this amendment and restatement shall apply to any amounts that were earned and vested under the Plan on or before December 31, 2004.  The amendment and restatement of the Plan is not intended to be a material modification of the Plan with respect to amounts deferred and vested on or before December 31, 2004, and, any provision of the Plan that is considered to be a material modification of the Plan shall be retroactively amended to the extent required to prevent such provision from being considered a material modification of the Plan with respect to such amounts.

IN WITNESS WHEREOF, Cornell has caused this Plan to be executed on this 13th day of September 2007.

By:	/s/ Patrick N. Perrin

Name:	Patrick N. Perrin
Title:	Sr. V.P. & Chief Administrator Officer